EXHIBIT 99.1

Contacts:	Jim Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

ALLOY ANNOUNCES ADDITION OF MATTHEW L. FESHBACH TO BOARD OF DIRECTORS

New York, October 1, 2004 (BUSINESS WIRE) — Oct. 1, 2004—Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today announced the expansion of its Board of Directors to eight persons and the appointment of Matthew L. Feshbach to serve as the eighth member.

Mr. Feshbach will serve as one of the five independent directors on Alloy’s eight-person Board effective as of September 28, 2004 and will stand for election at the Company’s 2006 Annual Meeting of Stockholders. The Company’s Corporate Governance and Nominating Committee recommended the election of Mr. Feshbach and the recommendation was unanimously approved by the Alloy Board. Mr. Feshbach beneficially owns, through MLF Investments, LLC and other related investment entities which he manages, approximately 16.2% of Alloy’s outstanding common stock. This holding comprises the largest single holding of Alloy’s stock. The election of Mr. Feshbach to the Board allows Alloy’s largest shareholder to get more involved in the Company’s long-term development. Mr. Feshbach is the Founder and Chairman of MLF Investments, LLC, an investment company based in Largo, Florida that he founded in 2001. According to Mr. Feshbach, the investing objective of MLF Investments, LLC is to achieve substantial capital appreciation primarily by taking concentrated positions in publicly-held companies where MLF believes it can add value.

As part of the Company’s overall objective of strengthening its board, Mr. Feshbach is the third independent director to join Alloy’s Board since June 2004. The Board appointed Anthony Fiore, a former Executive Vice President of MarketSource Corporation, a well-respected media and marketing services company, and former board member of the Promotional Marketing Association, to the Board in June 2004, and appointed Jeffrey Hollender, the Chief Executive Officer of Seventh Generation, Inc., to the Board in August 2004.

Matt Diamond, Alloy’s Chairman and Chief Executive Officer, commented on the recent board additions, stating, “We believe that we have further strengthened the Company by adding new members to the Alloy Board over the past few months. These new independent directors bring diverse perspectives and strong track records that should benefit management, contribute to Alloy’s long-term growth, enhance shareholder value and promote sound corporate governance.”

About Alloy

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy’s 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy’s media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and retail stores. For further information regarding Alloy, please visit our Web site (www.alloyinc.com) and click on “Investor Relations”. Information on 360 Youth’s marketing services can be found at www.360youth.com.

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.delias.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; ; inventory performance; changes in consumer preference or fashion trends; reliance on third party suppliers; our inability to achieve and maintain profitability; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2004, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management’s expectations, except as may be required by law.